EXHIBIT 99.1

AERT Announces '09 Year End Results

Net Loss Reduced 86% on Lower Sales; Net Income Achieved Before Infrequent Charges; Gross Margin Improved 73% YOY

SPRINGDALE, Ark., March 15, 2010 (GLOBE NEWSWIRE) -- Advanced Environmental Recycling Technologies, Inc. (OTCBB:AERT), a leading plastic recycler and manufacturer of Green building products, announced today that sales for the year ended December 31, 2009 were $71.1 million, down from $87.4 million for the year ended December 31, 2008. Sales for the fourth quarter of 2009 were $13.2 million, compared to $14.3 million in the fourth quarter of 2008.

Excluding class action charges in 2009 and 2008, AERT's earnings improved to net income of $0.1 million in 2009 compared to a net loss of $31.1 million in 2008. Including the class action accrual, AERT's net loss was reduced to $5.0 million, or $0.10 per share, in 2009 compared to a net loss of $35.9 million, or $0.75 per share, in 2008.

2009 continued to be a challenging year for the building materials industry and for AERT, marked by lower sales to distributors who maintained low inventory levels, and a decline in sales at the retail level. However, efforts to reduce costs and improve manufacturing efficiencies enabled the company to overcome lower sales and record net income for the year, before a $5.1 million class action lawsuit accrual. In addition, despite lower sales, AERT achieved an increase in gross margin of 73% YOY.

Commenting on the company's 2009 results, AERT CEO, Joe Brooks, stated, "2009 was a difficult year for the company, but regardless of economic challenges, AERT reduced its operating loss and increased gross margin significantly YOY. In 2009, operations and manufacturing continued to improve over prior periods, positive cash flow from operations was regained, the class action deck cleaning settlement was brought to closure, and in the second quarter, profitability was re-attained. AERT commenced operations at its Green Age recycling facility in Watts, Oklahoma this month and the company is beginning to gain additional sales momentum going into the decking season. New and innovative ChoiceDek products were recently shipped to Lowe's stores nationwide and a new reversible MoistureShield deck board was just introduced. A new LifeCycle EcoShield deck tile product made from plastics obtained from the country's largest retailer is slated to be introduced soon in select markets throughout the U.S.  In addition, plans for 2010 include new MoistureShield trim and fascia products and national distribution of MoistureShield products through a nationwide network of independent distributors."

Brooks concluded, "Under the leadership of AERT President, Tim Morrison and CFO, Brian Hanna, AERT's management team and associates have done an extraordinary job moving the business forward while launching new products and completing AERT's Green Age recycling facility during the greatest economic unrest since the Great Depression. With all of the positive developments taking place at AERT, the company is proud and excited to exhibit the true power of 'Green' and we are looking forward to what 2010 has in store."

The Company plans to release its fourth quarter earnings and 2009 Form 10-K on Friday, March 26, 2010 and will host a conference call and webcast on Tuesday, March 30, 2010, beginning at 4:00 p.m. (EDT), 3:00 p.m. (CDT) to discuss the results.  Webcast participation instructions will be forthcoming.

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, AERT (OTCBB:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation.  AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek decking, which is available in multiple colors and is sold in all Lowe's Home Improvement stores throughout North America. AERT's MoistureShield decking program is expanding and products are available in most areas in the U.S., with national distribution planned for 2010. AERT operates manufacturing facilities in Springdale and Lowell, Arkansas and recently commenced operations at its Green Age recycling facility in Watts, Oklahoma.  For more information on the Company, visit http://www.aertinc.com.

The AERT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4905

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

CONTACT:  Advanced Environmental Recycling Technologies, Inc.
          Investor Relations
          Katy Reagan
          479-203-5077
          katyreagan@aert.cc
          www.aertinc.com/ir